
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>

<PERIOD-TYPE>                   3-MOS
<FISCAL-YEAR-END>                          DEC-31-1996
<PERIOD-END>                               MAR-31-1996
<CASH>                                       2,183,412
<SECURITIES>                                87,536,438<F1>
<RECEIVABLES>                                  854,960
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             1,961,901<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              92,536,711
<CURRENT-LIABILITIES>                            5,221
<BONDS>                                              0
<COMMON>                                    91,584,685<F3>
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                     946,805<F4>
<TOTAL-LIABILITY-AND-EQUITY>                91,536,711
<SALES>                                              0
<TOTAL-REVENUES>                             1,730,583<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                               456,984<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              1,273,599
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          1,273,599
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 1,273,599
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes the following investments: Participating Insured Mortgages ("PIMs")
$59,162,011 and mortgage-backed securities ("MBS") $28,374,427.
<F2>Includes prepaid acquisition fees and expenses of $6,120,508 net of accumulated amortization of $4,615,215 and prepaid participation servicing fees of
$2,399,999 net of accumulated amortization of $1,943,391.
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit ($180,224) and Limited Partners equity of $91,764,909.
<F4>Unrealized gain on MBS
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $239,625 of amortization related to prepaid fees and expenses.
<F7>Net income allocated $38,208 to the General Partners and $1,235,391 to the
Limited Partners.  Average net income per Limited Partner interest is $.16 on
7,500,099 Limited Partner interests outstanding.

